Exhibit 99

For Immediate Release	Contact Information
Wednesday, February 16, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Expands Maverick Basin Acreage Position Through Asset Exchange Agreement

          SAN ANTONIO -- Feb. 16, 2005 -- The Exploration Company (Nasdaq:TXCO) today announced an asset exchange agreement that enlarges its Maverick Basin acreage position to approximately 727,000 gross acres, including 665,900 leased acres and 61,100 acres under seismic option.

          The Company signed the agreement with Arrow River Energy LP and CMR Energy LP, both of Houston. TXCO receives a 50 percent working interest in all depths and formations in 174,460 gross acres located in Maverick, Dimmit and Zavala counties of Texas, south, east and mostly contiguous to TXCO's existing acreage block. TXCO also receives 140 square miles (89,600 acres) of recently acquired 3-D seismic data over a portion of the new acreage. TXCO will serve as operator and Arrow River reserves an after-payout, term net-profits interest in new wells drilled on the new acreage.

          In exchange, Arrow River and CMR collectively receive a 50 percent working interest in 106,500 acres comprised of three tracts within TXCO's existing acreage block. These include shallow depths to the base of the San Miguel formation under 95,300 acres of the Comanche Ranch lease, shallow depths to the base of the San Miguel under 7,900 acres of the Chittim B lease, and all depths under the 3,300-acre Chittim C lease. CMR, which currently serves as operator on deeper portions of the Comanche Ranch lease, will assume operations on these tracts and all existing shallow wells.

          "This transaction will be strongly additive, complementary and synergistic to the Company's Maverick Basin potential," said President and CEO James E. Sigmon. "The new acreage is on established trends currently in play and exposes TXCO to significant additional drilling prospects in our Georgetown, Glen Rose, San Miguel, Olmos coalbed methane and deep Jurassic plays."

About The Exploration Company

          The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

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Forward-Looking Statements

          Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to capital expenditures and drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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